UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2016 (October 11, 2016)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 210-2786

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 11, 2016, Michael Kreger, a member of the Board of Directors (the “Board”) of Tribune Media Company (the “Company”), notified the Company of his decision to resign from the Board effective immediately. Mr. Kreger’s decision to resign from the Board is not the result of any disagreement with the Company.

On October 11, 2016, the Board appointed Peter M. Kern to fill the vacancy created by the resignation of Michael Kreger. Mr. Kern will serve as a Class II director and hold office until the Company’s 2018 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, incapacity, resignation or removal.

Mr. Kern, a non-employee director, will be entitled to receive director compensation as part of the Company’s 2016 director compensation program, which is currently the same as the Company’s 2015 director compensation program, as described in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 24, 2016. In addition, Mr. Kern will be entitled to receive a pro rata portion of the annual equity award retainer to non-employee directors for 2016.

There are no arrangements or understandings between Mr. Kern and any other person pursuant to which Mr. Kern was selected as a director, and there are no transactions involving Mr. Kern that are required to be reported under Item 404 of Regulation S-K.

A copy of the Company’s press release regarding these events is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 13, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2016	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Edward P. Lazarus
Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 13, 2016.